Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-262067

Republic of Peru’s U.S.$1,600,000,000 5.500% U.S. Dollar-Denominated Global Bonds due 2036 (“2036 Bonds”)

This pricing supplement (this “Pricing Supplement”) to the preliminary prospectus supplement dated June 25, 2025 (the “Preliminary Prospectus Supplement”) is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the information in the Preliminary Prospectus Supplement.

Final terms and conditions as of June 25, 2025

Issuer	Republic of Peru

Issue Type	SEC-Registered

Joint Lead Managers and Joint Bookrunners	BNP Paribas Securities Corp. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Santander US Capital Markets LLC

Issue Amount	U.S.$1,600,000,000

Issue Price	99.628%, plus accrued interest, if any, from June 30, 2025

Settlement Date	June 30, 2025 (T+3)

Denominations	U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof

Maturity Date	March 30, 2036

Optional Make-Whole Redemption	Prior to December 30, 2035, make-whole call at Treasury Rate plus 20 basis points

Optional Par Redemption	On and after December 30, 2035, call at 100%

Regular Record Dates	March 27 and September 27 of each year

Coupon	5.500% per annum

Interest Payment Dates (Long First Coupon)	March 30 and September 30 of each year, beginning on March 30, 2026

UST Price/Yield at Pricing	99-21 / 4.293%

Benchmark Instrument	4.250% U.S. Treasury due May 15, 2035

Offer Spread	+125 bps

Yield to Maturity	5.543%

Gross Proceeds to Issuer	U.S.$1,594,048,000

Interest Rate Basis	30/360

Governing Law	State of New York

Clearing	DTC / Euroclear / Clearstream

ISIN	US715638FC12

CUSIP	715638 FC1

Listing and Trading	Application will be made to admit the bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market.

The following additional information of the Republic of Peru and regarding the securities is available from the U.S. Securities and Exchange Commission’s (“SEC”) website and also accompanies this free writing prospectus:

Preliminary Prospectus Supplement dated June 25, 2025 to Prospectus dated January  25, 2022.

https://www.sec.gov/Archives/edgar/data/77694/000119312525146195/d60254d424b2.htm

https://www.sec.gov/Archives/edgar/data/77694/000095010324015518/dp219681_18k.htm

https://www.sec.gov/Archives/edgar/data/77694/000119312525135327/d944907d18ka.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and related prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling:

BNP Paribas Securities Corp.: +1 (800) 854-5674

Citigroup Global Markets Inc.: +1 (800) 831-9146

HSBC Securities (USA) Inc.: +1 (866) 811-8049

Santander US Capital Markets LLC: +1 (855) 403-3636

Delivery of the 2036 Bonds is expected on or about June 30, 2025, which will be the third business day following the date of pricing of the 2036 Bonds (“T+3”). Under Rule 15c6–1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2036 Bonds prior to one business day before the Settlement Date will be required, by virtue of the fact that the 2036 Bonds initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2036 Bonds who wish to trade 2036 Bonds prior to one business day before the Settlement Date should consult their own advisor.

Any distributor subject to Directive 2014/65/EU (as amended, “MiFID II”) (for the purposes of this paragraph, a “distributor”) subsequently offering, selling or recommending the securities is responsible for undertaking its own target market assessment in respect of the securities and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (the “Delegated Directive”). Neither the Republic of Peru (the “Republic”) nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

This Pricing Supplement and the Preliminary Prospectus Supplement have been prepared on the basis that any offer of securities in any Member State of the European Economic Area (“EEA”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make an offer in the EEA of securities which are the subject of the offers contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement may only do so to legal entities which are qualified investors as defined in the Prospectus Regulation, provided that no such offer of securities shall require the Republic or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer. Neither the Republic nor the underwriters have authorized, nor do they authorize, the making of any offer of securities to any legal entity which is not a “qualified investor” as defined in the Prospectus Regulation. Neither the Republic nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the securities contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded).

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in any Member State of the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Each person in the EEA who receives any communication in respect of, or who acquires any securities under, the offers to the public contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement, or to whom the securities are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Republic that it and any person on whose behalf it acquires securities is: (1) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) (for the purposes of this paragraph, a “distributor”), subsequently offering, selling or recommending the securities is responsible for undertaking its own target market assessment in respect of the securities and determining the appropriate distribution channels for the purposes of the UK MiFIR Product Governance Rules. Neither the Republic nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.

This Pricing Supplement and the Preliminary Prospectus Supplement have been prepared on the basis that the requirement under the Prospectus Regulation, as it forms part of United Kingdom (“UK”) domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) (the “UK Prospectus Regulation”) and the Financial Services and Markets Act 2000 (the “FSMA”) to publish or produce a prospectus for offers of securities does not apply. Neither the Republic nor the underwriters have authorized, nor do they authorize, the making of any offer of securities to any legal entity which is not a “qualified investor” as defined in the UK Prospectus Regulation. Neither the Republic nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the securities contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the EUWA; (ii) a customer within the meaning of the provisions of FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a “qualified investor” as defined in Article 2 of the Prospectus Regulation as it forms part of UK domestic law by virtue of the EUWA. No key information document required by the PRIIPs Regulation, as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”), for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and the securities will not be offered or sold or otherwise made available to any retail investor in the UK.

Each person in the UK who receives any communication in respect of, or who acquires any securities under, the offers to the public contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement, or to whom the securities are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Republic that it and any person on whose behalf it acquires securities is: (1) a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (2) not a “retail investor” (as defined above).

This Pricing Supplement is for distribution only to persons who: (i) are outside the United Kingdom; (ii) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR OTHER NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Republic of Peru’s U.S.$1,400,000,000 6.200% U.S. Dollar-Denominated Global Bonds due 2055 (“2055 Bonds”)

This pricing supplement (this “Pricing Supplement”) to the preliminary prospectus supplement dated June 25, 2025 (the “Preliminary Prospectus Supplement”) is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the information in the Preliminary Prospectus Supplement.

Final terms and conditions as of June 25, 2025

Issuer	Republic of Peru

Issue Type	SEC-Registered

Joint Lead Managers and Joint Bookrunners	BNP Paribas Securities Corp. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Santander US Capital Markets LLC

Issue Amount	U.S.$1,400,000,000

Issue Price	99.407%, plus accrued interest, if any, from June 30, 2025

Settlement Date	June 30, 2025 (T+3)

Denominations	U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof

Maturity Date	June 30, 2055

Optional Make-Whole Redemption	Prior to December 30, 2054, make-whole call at Treasury Rate plus 25 basis points

Optional Par Redemption	On and after December 30, 2054, call at 100%

Regular Record Dates	June 27 and December 27 of each year

Coupon	6.200% per annum

Interest Payment Dates	June 30 and December 30 of each year, beginning on December 30, 2025

UST Price/Yield at Pricing	96-18 / 4.844%

Benchmark Instrument	4.625% U.S. Treasury due February 15, 2055

Offer Spread	+140 bps

Yield to Maturity	6.244%

Gross Proceeds to Issuer	U.S.$1,391,698,000

Interest Rate Basis	30/360

Governing Law	State of New York

Clearing	DTC / Euroclear / Clearstream

ISIN	US715638FD94

CUSIP	715638 FD9

Listing and Trading	Application will be made to admit the bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market.

The following additional information of the Republic of Peru and regarding the securities is available from the U.S. Securities and Exchange Commission’s (“SEC”) website and also accompanies this free writing prospectus:

Preliminary Prospectus Supplement dated June 25, 2025 to Prospectus dated January  25, 2022.

https://www.sec.gov/Archives/edgar/data/77694/000119312525146195/d60254d424b2.htm

https://www.sec.gov/Archives/edgar/data/77694/000095010324015518/dp219681_18k.htm

https://www.sec.gov/Archives/edgar/data/77694/000119312525135327/d944907d18ka.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and related prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling:

BNP Paribas Securities Corp.: +1 (800) 854-5674

Citigroup Global Markets Inc.: +1 (800) 831-9146

HSBC Securities (USA) Inc.: +1 (866) 811-8049

Santander US Capital Markets LLC: +1 (855) 403-3636

Delivery of the 2055 Bonds is expected on or about June 30, 2025, which will be the third business day following the date of pricing of the 2055 Bonds (“T+3”). Under Rule 15c6–1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2055 Bonds prior to one business day before the Settlement Date will be required, by virtue of the fact that the 2055 Bonds initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2055 Bonds who wish to trade 2055 Bonds prior to one business day before the Settlement Date should consult their own advisor.

Any distributor subject to Directive 2014/65/EU (as amended, “MiFID II”) (for the purposes of this paragraph, a “distributor”) subsequently offering, selling or recommending the securities is responsible for undertaking its own target market assessment in respect of the securities and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (the “Delegated Directive”). Neither the Republic of Peru (the “Republic”) nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

This Pricing Supplement and the Preliminary Prospectus Supplement have been prepared on the basis that any offer of securities in any Member State of the European Economic Area (“EEA”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make an offer in the EEA of securities which are the subject of the offers contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement may only do so to legal entities which are qualified investors as defined in the Prospectus Regulation, provided that no such offer of securities shall require the Republic or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer. Neither the Republic nor the underwriters have authorized, nor do they authorize, the making of any offer of securities to any legal entity which is not a “qualified investor” as defined in the Prospectus Regulation. Neither the Republic nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the securities contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded).

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in any Member State of the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Each person in the EEA who receives any communication in respect of, or who acquires any securities under, the offers to the public contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement, or to whom the securities are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Republic that it and any person on whose behalf it acquires securities is: (1) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) (for the purposes of this paragraph, a “distributor”), subsequently offering, selling or recommending the securities is responsible for undertaking its own target market assessment in respect of the securities and determining the appropriate distribution channels for the purposes of the UK MiFIR Product Governance Rules. Neither the Republic nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.

This Pricing Supplement and the Preliminary Prospectus Supplement have been prepared on the basis that the requirement under the Prospectus Regulation, as it forms part of United Kingdom (“UK”) domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) (the “UK Prospectus Regulation”) and the Financial Services and Markets Act 2000 (the “FSMA”) to publish or produce a prospectus for offers of securities does not apply. Neither the Republic nor the underwriters have authorized, nor do they authorize, the making of any offer of securities to any legal entity which is not a “qualified investor” as defined in the UK Prospectus Regulation. Neither the Republic nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the securities contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the EUWA; (ii) a customer within the meaning of the provisions of FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a “qualified investor” as defined in Article 2 of the Prospectus Regulation as it forms part of UK domestic law by virtue of the EUWA. No key information document required by the PRIIPs Regulation, as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”), for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and the securities will not be offered or sold or otherwise made available to any retail investor in the UK.

Each person in the UK who receives any communication in respect of, or who acquires any securities under, the offers to the public contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement, or to whom the securities are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Republic that it and any person on whose behalf it acquires securities is: (1) a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (2) not a “retail investor” (as defined above).

This Pricing Supplement is for distribution only to persons who: (i) are outside the United Kingdom; (ii) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR OTHER NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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